Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) states the terms and conditions that govern the contractual agreement between Andrew R. Crescenzo (the “Executive”) having his principal place of residence at 80 Merritt Ave, Massapequa, New York and Sharps Technology, Inc. located at 105 Maxess Road STE 124, Melville, New York (the “Company”) who both agree to be bound by this Agreement.

WHEREAS, the Executive is very experienced in the field of accounting, controls, systems, audit, sec filing, and related subjects; and

WHEREAS, the Executive has filled the role of Chief Financial Officer of Sharps Technology, Inc. for the past three years as a contract services person through CFO Consulting Partners, LLP; and

WHEREAS, the Company has negotiated a fee with CFO Consulting Partners to permit the Executive to join the Company on a full time basis; and

WHEREAS, the Executive is available and now has no prohibitions in performing the services as described in this Agreement; and

WHEREAS, the parties have negotiated the terms of this Agreement and believe the terms to be fair and reasonable; and

WHEREAS, the Company desires to retain the service of the Executive to render the services as the Chief Financial Officer of the Company.

NOW, THEREFORE, in consideration of the mutual covenants and promises made by the parties hereto, the Executive and the Company (individually), each a “Party” and collectively, the “Parties”) covenant and agree as follows:

1. TERM

This Agreement shall replace all prior agreements with Andrew R. Crescenzo, and commence on September 30, 2022, and continue until terminated by either Party, subject to the following terms.

Either Party may terminate this Agreement for any reason with 90 days written notice to the other Party. Termination for cause will have immediate effect and include gross negligence or theft of the Company’s property. If terminated with cause, the Executive shall be paid all compensation accrued through the termination notice date.

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2. EMPLOYMENT SERVICES

The Executive agrees that he shall provide his full-time energy and expertise to the Company as Chief Financial Officer and perform all duties assigned to him in that role. The Executive confirms there are no obligations which would prevent his carrying out all the responsibilities of the Employment Services in this Agreement.

3. COMPENSATION

In consideration for the Employment Services, the Company shall pay the Executive at the rate of $225,000 (two hundred twenty-five thousand dollars) per year. Compensation shall be paid via the Company’s payroll. Payment shall be made semi-monthly electronically, to the Executive’s designated account, on or about the 15th and 30th of each month. At the commencement of the Agreement, the Company will pay the Executive $18,750 as an incentive.

BUSINESS EXPENSES

Reimbursement of ordinary expenses in accordance with policy and approved by the Company.

BENEFITS AND PREQUISITES

During the Employment Term, the Executive shall be entitled to fringe benefits and perquisites consistent with those provided to similarly situated executives of the Company.

a.	Employee Benefits. During the Employment Term, the Executive shall be entitled to participate in all employee benefit plans, practices, and programs maintained by the Company, as in effect from time to time on a basis which is no less favorable than is provided to other similarly situated Executives of the Company, to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans.

During the Employment Term, the Executive shall be entitled to family health insurance benefits to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plan. Alternatively, if the Executive is under Medicare and other supplemental plans, the Company will reimburse $1,000 per month.

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PERFORMANCE BONUS

The board of directors, through its Compensation Committee shall review the performance of the Chief Financial Officer along with the CEO and COO of the Company and determine, in their sole discretion the performance bonus of the Executive.

EQUITY AWARDS

During the Employment Term, the Executive shall be eligible to participate in the 2022 Equity Incentive Plan or any successor plan, subject to the terms of the 2022 Equity Incentive Plan or successor plan, as determined by the Board or the Compensation Committee, in its discretion. All terms of the Equity Awards will be included in the award letter provided and signed by the Executive and the Company.

4. INTELLECTUAL PROPERTY RIGHTS IN WORK PRODUCT

The Parties acknowledge and agree that the Company will hold all intellectual property rights in any work product resulting from the Employment Services including, but not limited to, copyright, patent, and trademark rights. The Executive agrees not to claim any such ownership in such work product’s intellectual property at any time prior to or after the completion and delivery of such work product to the Company.

5. CONFIDENTIALITY

The Executive shall not disclose to any third party any Confidential details regarding the Company’s business, including, without limitation any information regarding any of the Company’s customer information, business plans, or price points (the “Confidential Information”), (ii) make copies of any Confidential Information or any content based on the concepts contained with the Confidential Information for personal use or for distribution unless in the best interest of the Company, or (iii) use Confidential Information other than solely for the benefit of the Company.

6. NONCOMPETITION

During the term of this Agreement and for 24 months thereafter, the Executive shall not engage, directly or indirectly, as an executive, employee, officer, manager, partner, consultant, agent, owner or in any other capacity, in any direct competition with the Company or any of its subsidiaries, in the safety syringe field.

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7. NONSOLICITATION OF CUSTOMERS

During the term of this Agreement and for 24 months thereafter, the Executive will not, directly, or indirectly, solicit or attempt to solicit any business of the Company, from any of the Company’s clients, prospects, employees, or contractors.

8. NONSOLICITATION OF EMPLOYEES

 During the term of this Agreement and for 24 months thereafter, the Executive will not, directly, or indirectly, recruit, solicit, or induce, or attempt to recruit, solicit, or induce, any of the Company’s employees, or contractors for work at another company.

9. NO MODIFICATION UNLESS IN WRITING

No modification of this agreement shall be valid unless in writing and agreed upon by both Parties.

10. APPLICABLE LAW

This Employment Agreement and the interpretation of its terms shall be governed by and construed in accordance with the laws of the State of New York and subject to the exclusive jurisdiction of the federal and state courts located in New York City.

IN WITNESS WHEREOF, each of the Parties have agreed to this Agreement

Sharps Technology, Inc., as Company

By:	/s/ Andrew R. Crescenzo

Date:

Andrew R. Crescenzo, as Executive

By:

Date: - 9/30/22

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